EXHIBIT 21.1



          SUBSIDIARIES OF TRUSTCOMPANY BANCORP AND THE TRUST COMPANY OF
                                  NEW JERSEY*


The following is a list of the subsidiaries of Trustcompany Bancorp:

               NAME                                      STATE OF INCORPORATION
               ----                                      ----------------------

None(1)


The following is a list of the subsidiaries of The Trust Company of New Jersey:

               NAME                                      STATE OF INCORPORATION
               ----                                      ----------------------

TCB Investment Corp.                                           New Jersey

ORAC, Inc.                                                     New Jersey

TC Financial Corp.                                             New Jersey

TC Preferred Funding, Inc.                                     New Jersey

The Trustcompany Bancorporation                                New Jersey

T.C.N.J. Corporation                                           New Jersey

Sealoft Acquisition Corporation                                New Jersey



* Each subsidiary listed does business under its listed name.









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(1) Upon completion of the transactions provided for in the Amended and Restated
Agreement and Plan of Acquisition and Exchange, The Trust Company of New Jersey will be a wholly-owned subsidiary of Trustcompany Bancorp and the shareholders of The Trust Company of New Jersey will become shareholders of Trustcompany Bancorp.